Exhibit 99.1

tw telecom Reports Second Quarter 2014 Results

Delivers Accelerated Revenue Growth Rate of 7.8% Year Over Year and 2.8% Sequentially
Strategic Market Expansion Execution on Track
Announced Merger with Level 3 Communications, Inc.

LITTLETON, Colo. - July 30, 2014 - tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions to enterprises across the U.S. and to their global locations, today announced its second quarter 2014 financial results, including $419.7 million of revenue, $11.1 million of net income, $138.4 million of Modified EBITDA1 (“M-EBITDA”), or $142.5 million of M-EBITDA excluding merger-related costs8, $109.3 million of net cash provided by operating activities and $20.0 million of levered free cash flow3.

“We delivered another quarter of strong financial and operational results including accelerating our revenue growth as we successfully executed on our growth initiatives,” said Larissa Herda, tw telecom’s Chairman and CEO. “We also announced a merger agreement with Level 3 during the quarter, bringing together our complementary businesses by combining tw telecom’s premier domestic network with Level 3’s extensive international network to create what we believe will be an enhanced competitive position to provide customers greater capabilities and services. Our focus between now and the closing of the merger is to continue to execute on our financial and operational goals,” said Herda.

Highlights for the Second Quarter 2014

•	Grew total revenue at a higher rate, including 2.8% sequentially and 7.8% year over year

•	Grew enterprise revenue 2.3% sequentially and 8.7% year over year

•	Grew data and Internet revenue 3.8% sequentially and 15.0% year over year

•	Generated net income of $11.1 million, or $0.08 basic EPS, or $13.5 million of net income, or $0.10 basic EPS excluding merger-related costs[8]

•	Achieved M-EBITDA of $138.4 million, representing a 33.0% M-EBITDA margin[1]or 33.9% excluding merger-related costs[8]

•	Delivered $109.3 million of net cash provided by operating activities

•	Achieved $20.0 million of levered free cash flow, or $24.1 million excluding merger-related costs[8]

Business Trends

     “We achieved strong comprehensive results this quarter, including an accelerated revenue growth rate of 7.8% year over year, which represents the 39th consecutive quarter of sequential revenue growth,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “We also delivered a healthy Modified EBITDA margin while continuing to generate cash and maintain our strong balance sheet.”

The Company’s growth initiatives have resulted in strong second quarter bookings7, or sales, which grew compared to the same period in the prior year and over the prior quarter.

Based on strong business trends, the Company remains confident in its previous outlook for revenue and Modified EBITDA margin. This included the expectation that its 2014 revenue growth rate will be greater than that of 2013 and Modified EBITDA margin (excluding merger-related costs) will begin to expand toward the end of the year, as a result of anticipated higher revenue growth.

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing, as well as any seasonality of sales and installations5, usage, rate changes, disputes, settlements, repricing for contract renewals, and fluctuations in revenue churn, expenses, capital expenditures and taxes and fees.

Merger Announcement

On June 15th, the Company entered into an Agreement and Plan of Merger with Level 3 Communications, Inc. and certain subsidiaries, which is subject to closing conditions, including regulatory clearances and shareholder approval.

Strategic Market Expansion

The Company continues to advance its previously announced strategic market expansion initiative to extend its metro fiber footprint into five new high demand markets and accelerate the density of its metro-fiber footprint in more than a third of its existing markets. Year to date through July 30, the Company has activated 16 of its 33 targeted markets.

Operational Metrics

Revenue churn4 was 0.9% for the second quarter of 2014, comparable to the same quarter last year and up slightly from 0.8% in the prior quarter. As a component of revenue churn, revenue lost from customers fully disconnecting service remained low at 0.2% for the second quarter of 2014, which is consistent with the prior quarter and the same quarter last year, and indicative of a loyal customer base, effective customer experience strategy and competitive product portfolio.

The Company served more than 29,700 customers as of June 30, 2014. Customer churn4 was 0.8% for both the second quarter of 2014 and the prior quarter, down from 0.9% in the same quarter last year. Additionally, the Company ended the quarter with approximately 34,000 fiber route miles, the majority of which were metro miles.

Capital Investments

Total capital investments for the second quarter, decreased sequentially by $7.0 million and year over year by $5.8 million, primarily reflecting efficiency gains, favorable equipment pricing and the timing of projects.

The Company reduced its previous annual capital investment guidance for 2014 from $440 to $460 million to $420 to $440 million. The largest component of this revised guidance relates to savings on the strategic market expansion. This includes greater volume discounts of equipment purchases and more efficient integration of the network than originally forecasted. The balance of the reduced guidance reflects continuous improvements in inventory management, automation and equipment redeployment as well as the ability to utilize the Company’s infrastructure to deliver product enhancements more economically.

Capital investments (“cap-ex”) for the second quarter of 2014 were as follows ($ in 000’s):

	Capital Expenditures
	Actuals			Guidance
	Three Months Ended			Full Year
	Jun. 30 2014	Mar. 31 2014	Jun. 30 2013	2014
Cap-ex - excluding strategic market expansion integration capital (1)	$86,439	$94,345	$100,958	$385,000 - $405,000
As a percentage of revenue	20.6%	23.1%	25.9%
Cap-ex - for strategic market expansion integration capital (1)	8,741	7,825	—	35,000
Total Capital Expenditures	$95,180	$102,170	$100,958	$420,000 - $440,000

(1)	Investments from the Company's recent strategic market expansion includes capital to fully integrate and connect its expanded market reach into its national network and operating infrastructure.

Intercarrier Compensation

Intercarrier compensation revenue represented 1% of total revenue in the second quarter. Under an FCC order, intercarrier compensation rates are declining over a six-year period that began in 2012. The next rate decrease occurs in the third quarter of 2014, which is expected to decrease revenue by approximately $1 million for the balance of the year, before any impacts in fluctuations of minutes of use or carrier settlements.

Year over Year Results - Second Quarter 2014 compared to Second Quarter 2013

Revenue for the second quarter of 2014 was $419.7 million compared to $389.5 million for the second quarter last year, representing a year over year increase of $30.2 million, or 7.8%. Revenue grew primarily due to ongoing enterprise revenue growth. Key changes in revenue included:

•	$25.6 million increase in revenue from enterprise customers, or 8.7% year over year, driven primarily by data and Internet services

•	$1.5 million increase in revenue from carriers, reflecting growth in Ethernet services, offset by churn and repricing for contract renewals, primarily in network services

•	$4.8 million increase in taxes and fees reflecting the initiation of billing for certain regulatory fees not previously charged, growth in revenue subject to these charges and an increase in rates

•	$1.6 million decrease in intercarrier compensation revenue, primarily reflecting the impact of a mandatory FCC rate reduction in July 2013

By line of business, the percentage change in revenue year over year was as follows:

•
15.0% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN-based products, Internet and other services, partially offset by churn and repricing. Data and Internet revenue represents 60% of total revenue for the quarter compared to 56% a year ago

•
1.9% increase in voice services, primarily from converged and other voice solutions and an increase in usage based services, partially offset by churn. Voice services revenue represented 19% of total revenue for the quarter compared to 20% a year ago

•
11.6% decrease in network services, primarily from the impact of churn and repricing, largely from carrier customers. Network services revenue represents 14% of total revenue for the quarter compared to 17% a year ago in part reflecting the transition from network services to Ethernet-based technologies

Operating Costs

Operating costs for the second quarter of 2014 increased year over year, which primarily included increases in network access costs as a result of revenue growth including increases in services to customer locations outside the Company’s markets, an increase in taxes and fees and higher employee-related costs to support ongoing growth and the Company’s growth initiatives, as well as annual merit-based salary increases. Operating costs as a percentage of revenue were 43.2% for the quarter compared to 42.1% for the same period last year. Modified gross margin6 as a percentage of revenue was 56.9% for the quarter, a decrease from 58.0% in the same period last year, primarily due to higher taxes and fees and network access costs.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense, net of costs capitalized for labor and overhead on capital projects.

Selling, General and Administrative Costs (“SG&A”)

SG&A costs increased year over year, primarily as a result of higher employee-related costs, including expansion of sales and sales support personnel to support the Company’s growth initiatives, annual merit-based salary increases, commissions and incentives, somewhat offset by financing costs incurred in the prior year that did not recur. In addition, SG&A costs were impacted by $4.1 million of merger-related costs. As a result, SG&A costs as a percentage of revenue increased to 25.9% for the quarter from 24.8% for the same period last year.

Net Income

Net income was $11.1 million for the second quarter of 2014 compared to $17.3 million from the same period last year, reflecting higher depreciation expense resulting from net asset additions, $4.1 million of merger-related costs and higher interest expense, offset by lower income tax expense. The Company delivered basic earnings per share of $0.08 for the current quarter as compared to $0.12 for the same period last year. Excluding merger-related costs, net income was $13.5 million or $0.10 basic earnings per share.

M-EBITDA

M-EBITDA was $138.4 million for the second quarter of 2014, an increase of 0.7% from the same period last year, reflecting revenue growth that was largely offset by higher employee-related costs primarily to support the Company’s growth initiatives, as well as merger-related costs and increased commissions and incentives.

M-EBITDA margin for the quarter was 33.0% as compared to 35.3% last year. The change in quarterly margin was due to merger-related costs, costs associated with growth initiatives, taxes and fees and network access costs. Excluding $4.1 million of merger-related costs, M-EBITDA margin was 33.9% for the quarter.

Sequential Results - Second Quarter 2014 compared to First Quarter 2014

Revenue for the second quarter of 2014 was $419.7 million, as compared to $408.3 million for the first quarter of 2014, an increase of $11.4 million, or 2.8%, representing the 39th consecutive quarter of sequential growth. Revenue grew primarily due to ongoing enterprise growth. Key changes in revenue included:

•	$7.3 million increase in enterprise revenue, or 2.3% sequential growth, driven primarily by data and Internet services

•	$1.0 million increase in carrier revenue, reflecting growth in Ethernet services, somewhat offset by churn and repricing, primarily in network services

•	$2.7 million increase in taxes and fees reflecting the initiation of billing for certain regulatory fees not previously charged, growth in revenue subject to these charges and an increase in rates

•	$0.5 million increase in intercarrier compensation revenue

By line of business, the percentage change in revenue sequentially was as follows:

•	3.8% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN-based products, Internet and other services, partially offset by churn and repricing

•	0.7% increase in voice services, primarily reflecting an increase in converged solutions and usage based services, partially offset by churn

•	2.9% decrease in network services, primarily reflecting the impact of churn and repricing, largely from carriers

Operating Costs

Operating costs increased sequentially, reflecting higher network access costs as a result of revenue growth and an increase in taxes and fees and employee-related costs, primarily in support of the Company’s growth initiatives and annual merit-based salary increases. Operating costs were 43.2% of revenue for the second quarter and 42.6% for the first quarter. Modified gross margin for the second quarter as a percentage of revenue was 56.9%, a decline from 57.5% in the first quarter largely due to higher taxes and fees as well as employee-related costs.

Selling, General and Administrative Costs

SG&A costs increased sequentially, primarily reflecting merger-related costs and annual merit-based salary increases, somewhat offset by a reduction in payroll taxes, commissions and incentives. SG&A costs were 25.9% of revenue for the second quarter, or 24.9% excluding $4.1 million of merger-related costs, a decrease from 26.2% for the first quarter largely due to the reduction in payroll taxes, commissions and incentives.

Net Income

Net income was $11.1 million for the second quarter compared to $9.8 million in the first quarter, primarily reflecting higher M-EBITDA, largely attributable to revenue growth, and a reduction in debt extinguishment costs and interest expense, partially offset by $4.1 million of merger-related costs, higher depreciation and income tax expense. The Company delivered basic earnings per share of $0.08 for the second quarter compared to $0.07 for the first quarter. Excluding $4.1 million of merger-related costs for the quarter, net income was $13.5 million or $0.10 basic earnings per share.

M-EBITDA

M-EBITDA was $138.4 million for the second quarter, an increase of 1.1% from the first quarter primarily as a result of revenue growth, largely offset by $4.1 million in merger-related costs. M-EBITDA margin was 33.0% for the second quarter compared to 33.5% for the first quarter. Excluding $4.1 million of merger-related costs in the quarter, M-EBITDA margin was 33.9%.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on July 31, 2014 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investors.”

Investor Relations:                    Media Relations:

Carole Curtin Jorgensen 303 566-1000            Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com                bob.meldrum@twtelecom.com

(1) Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense. The Company defines Modified EBITDA margin as M-EBITDA divided by total revenue.
(2) Unlevered free cash flow is defined as Modified EBITDA less capital expenditures, which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.
(3) Levered free cash flow is defined as Modified EBITDA less capital expenditures and net interest expense from operations (excluding debt extinguishment costs, non-cash interest expense and deferred debt costs), which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.
(4) Revenue churn is defined for the period as average lost recurring monthly billing from a customer’s partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue. Customer churn is defined for the period as average monthly customer turnover compared to the average monthly customer count.
(5) Installations reflect monthly recurring charges for services from signed customer sales that are installed and recognized as revenue from the date of installation.
(6) The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense.
(7) Bookings, or sales, are defined as monthly recurring charges for services from signed customer contracts. The timing of when these sales are installed and recognized into revenue varies based on the underlying contract.
(8) Net income, Basic EPS, Modified EBITDA, Modified EBITDA margin and Levered Free Cash Flow excluding merger related costs are Non-GAAP measures and are reconciled in the supplemental earnings materials to the most comparable GAAP measures.

Financial Measures
The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables.

The Company provides Net Income, Basic EPS, Modified EBITDA, Modified EBITDA margin and Levered Free Cash Flow excluding merger-related costs, which management believes is useful to analysts and investors to enhance the comparability of results to prior periods and help identify operating trends. The supplemental information posted to the Company’s website reconciles these measures to the most comparable GAAP measure.

Forward Looking Statements
The statements in this press release and related conference call concerning the outlook for 2014 and beyond, including statements regarding product and platform plans, growth prospects, market opportunities, market expansion and its implementation, sales growth, cash flow and cash balances, growth initiatives, customer opportunities, network capabilities, sales and installations timing, demand, revenue growth, revenue growth rate, Modified EBITDA and margin trends, expense trends, service disconnections, business trends and fluctuations, expected capital expenditures and the expected merger with Level 3 Communications, Inc. are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company's SEC filings, especially the section entitled "Risk Factors" and elsewhere in its 2013 Annual Report on Form 10-K and in its quarterly report on Form 10-Q for the quarter ended June 30, 2014 to be filed hereafter, including the risk that the closing of the merger is subject to regulatory and other conditions, some of which may not be satisfied on a timely basis, or at all, and the risk that uncertainty regarding the pending merger could adversely affect the Company's ability to retain employees and could cause customers to delay decisions concerning purchases, which could adversely affect revenue, earnings and cash flow, regardless of whether the merger is ultimately completed. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom
tw telecom, headquartered in Littleton, Colo., is a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions for enterprises throughout the U.S. and globally. tw telecom also delivers secure, scalable private connections for transport data networking, Internet access, voice, VPN, VoIP and security to large organizations and communications services companies. Employing a resilient fiber network infrastructure, robust product portfolio and its own Intelligent Network capabilities, tw telecom delivers customers overall economic value, an industry-leading quality service experience, and improved business productivity. Please visit www.twtelecom.com for more information.

 tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	Growth %	2014	2013	Growth %
Revenue
Data and Internet services	$253,031	$220,063	15.0%	$496,702	$431,784	15.0%
Voice services	77,919	76,437	1.9%	155,280	152,467	1.8%
Network services	56,667	64,079	-11.6%	115,034	129,034	-10.8%
Service Revenue	387,617	360,579	7.5%	767,016	713,285	7.5%
Taxes & fees	25,412	20,622	23.2%	48,164	41,216	16.9%
Intercarrier compensation	6,674	8,282	-19.4%	12,816	16,191	-20.8%
Total Revenue	419,703	389,483	7.8%	827,996	770,692	7.4%
Expenses
Operating costs	181,391	164,131		355,430	325,213
Gross Margin	238,312	225,352		472,566	445,479
Selling, general and administrative costs	108,613	96,438		215,445	190,000
Depreciation, amortization and accretion	84,185	75,652		166,641	150,047
Operating Income	45,514	53,262	-14.5%	90,480	105,432	-14.2%
Interest expense	(23,274)	(20,487)		(47,309)	(42,033)
Non-cash interest expense and deferred debt costs	(1,599)	(1,057)		(3,212)	(7,851)
Debt extinguishment costs	—	(399)		(1,282)	(399)
Interest income	109	173		257	450
Income before income taxes	20,750	31,492	-34.1%	38,934	55,599	-30.0%
Income tax expense	9,601	14,145		17,994	25,108
Net Income	$11,149	$17,347	-35.7%	$20,940	$30,491	-31.3%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$238,312	$225,352		$472,566	$445,479
Add back non-cash stock-based compensation expense	545	545		1,084	1,128
Modified Gross Margin	238,857	225,897	5.7%	473,650	446,607	6.1%
Selling, general and administrative costs	108,613	96,438		215,445	190,000
Add back non-cash stock-based compensation expense	8,107	7,869		16,954	16,748
Modified EBITDA	138,351	137,328	0.7%	275,159	273,355	0.7%
Non-cash stock-based compensation expense	8,652	8,414		18,038	17,876
Depreciation, amortization and accretion	84,185	75,652		166,641	150,047
Net interest expense	23,165	20,314		47,052	41,583
Non-cash interest expense and deferred debt costs	1,599	1,057		3,212	7,851
Debt extinguishment costs	—	399		1,282	399
Income tax expense	9,601	14,145		17,994	25,108
Net Income	$11,149	$17,347		$20,940	$30,491
Modified Gross Margin %	56.9%	58.0%		57.2%	57.9%
Modified EBITDA Margin %	33.0%	35.3%		33.2%	35.5%

Levered Free Cash Flow ("LFCF")
Modified EBITDA	$138,351	$137,328	0.7%	$275,159	$273,355	0.7%
Less: Cap-Ex, excluding strategic market expansion integration capital (2)	86,439	100,958	-14.4%	180,784	191,811	-5.7%
Less: Net interest expense	23,165	20,314	14.0%	47,052	41,583	13.2%
LFCF, excluding strategic market expansion integration capital (2)	28,747	16,056	79.0%	47,323	39,961	18.4%
Capex - Strategic market expansion integration capital (2)	8,741	—	NM	16,566	—	NM
Levered Free Cash Flow	$20,006	$16,056	24.6%	$30,757	$39,961	-23.0%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Strategic market expansion integration capital represents capital investments for the Company's strategic market expansion which includes integration capital to connect the strategic market expansion into its national network and operating infrastructure.

tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Jun. 30 2014	Mar. 31 2014	Growth %
Revenue
Data and Internet services	$253,031	$243,671	3.8%
Voice services	77,919	77,361	0.7%
Network services	56,667	58,367	-2.9%
Service Revenue	387,617	379,399	2.2%
Taxes & fees	25,412	22,752	11.7%
Intercarrier compensation	6,674	6,142	8.7%
Total Revenue	419,703	408,293	2.8%
Expenses
Operating costs	181,391	174,039
Gross Margin	238,312	234,254
Selling, general and administrative costs	108,613	106,832
Depreciation, amortization and accretion	84,185	82,456
Operating Income	45,514	44,966	1.2%
Interest expense	(23,274)	(24,035)
Non-cash interest expense and deferred debt costs	(1,599)	(1,613)
Debt extinguishment costs	—	(1,282)
Interest income	109	148
Income before income taxes	20,750	18,184	14.1%
Income tax expense	9,601	8,393
Net Income	$11,149	$9,791	13.9%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$238,312	$234,254
Add back non-cash stock-based compensation expense	545	539
Modified Gross Margin	238,857	234,793	1.7%
Selling, general and administrative costs	108,613	106,832
Add back non-cash stock-based compensation expense	8,107	8,847
Modified EBITDA	138,351	136,808	1.1%
Non-cash stock-based compensation expense	8,652	9,386
Depreciation, amortization and accretion	84,185	82,456
Net interest expense	23,165	23,887
Non-cash interest expense and deferred debt costs	1,599	1,613
Debt extinguishment costs	—	1,282
Income tax expense	9,601	8,393
Net Income	$11,149	$9,791
Modified Gross Margin %	56.9%	57.5%
Modified EBITDA Margin %	33.0%	33.5%

Levered Free Cash Flow ("LFCF")
Modified EBITDA	$138,351	$136,808	1.1%
Less: Cap-Ex, excluding strategic market expansion integration capital (2)	86,439	94,345	-8.4%
Less: Net interest expense	23,165	23,887	-3.0%
LFCF, excluding strategic market expansion integration capital (2)	28,747	18,576	54.8%
Capex - Strategic market expansion integration capital (2)	8,741	7,825	11.7%
Levered Free Cash Flow	$20,006	$10,751	86.1%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Strategic market expansion integration capital represents capital investments for the Company's strategic market expansion which includes integration capital to connect the strategic market expansion into its national network and operating infrastructure.

tw telecom inc.
Highlights of Results Per Share
Unaudited (1) (2)

	Three Months Ended
	Jun. 30 2014	Mar. 31 2014	Jun. 30 2013
Weighted Average Shares Outstanding (thousands)
Basic	136,360	138,088	147,071
Diluted (2)	137,814	140,097	148,342

Basic Income per Common Share
Prior to impacts of merger-related costs, net of tax effects	$0.10	$0.07	$0.12
Merger-related costs, net of tax effects	(0.02)	—	—
Total	$0.08	$0.07	$0.12

Diluted Income per Common Share
Prior to impacts of merger-related costs, net of tax effects	$0.10	$0.07	$0.11
Merger-related costs, net of tax effects	(0.02)	—	—
Total	$0.08	$0.07	$0.11

	As of
	Jun. 30 2014	Mar. 31 2014	Jun. 30 2013
Common shares (thousands)
Actual Shares Outstanding	138,052	137,909	147,618
Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	3,716	3,742	4,199
Options (thousands)
Options Outstanding	346	486	1,762
Options Exercisable	345	483	1,606
Options Exercisable and In-the-Money	345	483	1,606

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Stock options and restricted stock units/awards are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.
Condensed Consolidated Balance Sheet Highlights
(Dollars in thousands)
Unaudited (1)

	Jun. 30 2014	Mar. 31 2014	Jun. 30 2013
ASSETS
Cash, equivalents, and short term investments	$363,727	$355,233	$614,420

Receivables	113,422	105,101	116,470
Less: allowance	(7,087)	(6,290)	(6,705)
Net receivables	106,335	98,811	109,765

Prepaid expenses and other current assets	25,745	23,734	28,817
Deferred income taxes	54,026	54,026	76,160
Total other current assets	79,771	77,760	104,977

Property, plant and equipment	4,849,680	4,775,473	4,421,375
Less: accumulated depreciation	(3,115,543)	(3,049,210)	(2,874,081)
Net property, plant and equipment	1,734,137	1,726,263	1,547,294

Deferred income taxes	79,426	88,332	77,582
Goodwill	412,694	412,694	412,694
Intangible assets, net of accumulated amortization	9,089	10,322	14,557
Other assets, net	42,245	43,129	33,897
Total other non-current assets	543,454	554,477	538,730

Total	$2,827,424	$2,812,544	$2,915,186

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued carrier costs	$75,171	$82,708	$85,648
Deferred revenue	49,248	48,561	47,501
Accrued taxes, franchise and other fees	54,029	52,969	57,747
Accrued interest	22,732	28,740	19,408
Accrued payroll and benefits	54,469	42,820	47,174
Current portion of debt and lease obligations	8,147	8,878	203,902
Other current liabilities	31,160	37,772	37,571
Total current liabilities	294,956	302,448	498,951

Long-Term Debt and Capital Lease Obligations
Floating rate senior secured debt - Term Loan B, due 4/17/2020, net of unamortized discount	512,649	513,856	517,477
5 3/8% senior unsecured notes, due 10/1/2022 issued Oct 2012	480,000	480,000	480,000
5 3/8% senior unsecured notes, due 10/1/2022 issued Aug 2013, net of unamortized discount	434,673	434,209	—
6 3/8% senior unsecured notes, due 9/1/2023	350,000	350,000	—
2 3/8% convertible senior debentures, due 4/1/2026	—	—	196,497
8% senior unsecured notes, due 3/1/2018, net of unamortized discount	—	—	428,195
Capital lease obligations	145,703	145,894	23,536
Less: current portion	(8,147)	(8,878)	(203,902)
Total long-term debt and capital lease obligations	1,914,878	1,915,081	1,441,803

Long-Term Deferred Revenue	19,792	19,871	21,615
Other Long-Term Liabilities	42,838	42,590	44,203

Stockholders’ Equity	554,960	532,554	908,614

Total	$2,827,424	$2,812,544	$2,915,186

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Jun. 30 2014	Mar. 31 2014	Jun. 30 2013
Cash flows from operating activities:
Net Income	$11,149	$9,791	$17,347
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	84,185	82,456	75,652
Deferred income taxes	9,235	8,017	13,672
Stock-based compensation expense	8,652	9,386	8,414
Amortization of discount on debt and deferred debt costs	1,599	1,613	1,055
Loss on debt extinguishment	—	1,282	399
Changes in operating assets and liabilities:
Accounts receivable, net	(7,524)	8,447	(5,335)
Prepaid expenses and other current and noncurrent assets	(1,949)	(603)	(1,759)
Accounts payable and accrued carrier costs	(3,508)	4,720	3,989
Accrued interest	(6,587)	6,905	(1,078)
Accrued payroll and benefits	11,721	(9,815)	13,457
Deferred revenue, current and noncurrent	608	15	(96)
Other current and noncurrent liabilities	1,699	(6,989)	(757)

Net cash provided by operating activities	109,280	115,225	124,960

Cash flows from investing activities:
Capital expenditures	(94,365)	(101,633)	(99,709)
Purchase of investments	(57,572)	(51,703)	(106,591)
Proceeds from sale of investments	60,000	69,509	91,051
Other investing activities, net	1,503	4,338	1,775
Net cash used in investing activities	(90,434)	(79,489)	(113,474)

Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	2,217	(10,380)	26,401
Purchases of treasury stock	(8,394)	(104,170)	(142,683)
Excess tax benefits (shortfalls) from stock-based compensation	382	412	343
Proceeds from modification of debt, net of financing costs	—	—	49,684
Retirement of debt obligations	—	(24,418)	(256,289)
Payment of debt and capital lease obligations	(1,727)	(2,760)	(387)

Net cash used in financing activities	(7,522)	(141,316)	(322,931)

Increase (decrease) in cash and cash equivalents	11,324	(105,580)	(311,445)
Cash and cash equivalents at the beginning of the period	178,839	284,419	731,710
Cash and cash equivalents at the end of the period	$190,163	$178,839	$420,265

Supplemental disclosures cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$190,163	$178,839	$420,265
Short term investments	173,564	176,394	194,155
Total of cash, equivalents and short term investments	$363,727	$355,233	$614,420

Supplemental disclosures of cash flow information:
Cash paid for interest	$29,549	$17,083	$21,909
Cash paid for income taxes, net of refunds	$2,390	($76)	$4,537
Cash paid for debt extinguishment costs	—	$939	$469
Addition of capital lease obligation	$815	$537	$1,249

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$94,365	$101,633	$99,709
Addition of capital lease obligations	815	537	1,249
Total capital expenditures	$95,180	$102,170	$100,958

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Selected Operating Statistics
Unaudited (1)

	Three Months Ended
	2013				2014
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30
Operating Metrics:
Buildings (2)	18,466	19,082	19,648	20,255	20,778	21,332
Headcount
Total Headcount	3,191	3,287	3,327	3,397	3,407	3,465
Sales Associates	578	612	633	664	664	666
Customers
Total Customers	28,292	28,526	28,855	29,227	29,521	29,783

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Reflects on-net buildings and ILEC Local Serving Offices (LSOs) directly served by the Company’s fiber network.